Exhibit 99.1

MARKEL 4521 Highwoods Parkway Glen Allen, VA 23060-9817 (804) 747-0136 (800) 446-6671 www.markelcorp.com	NEWS RELEASE

MARKEL REPORTS 2009 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, February 3, 2010 — Markel Corporation (NYSE: MKL) reported diluted net income per share of $20.52 for the year ended December 31, 2009 compared to diluted net loss per share of $5.95 for 2008. The 2009 combined ratio was 95% compared to 99% in 2008. Book value per common share outstanding increased 27% to $282.55 at December 31, 2009 from $222.20 at December 31, 2008. Over the five-year period ended December 31, 2009, compound annual growth in book value per common share outstanding was 11%.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “While 2009 was certainly a volatile year for the financial markets and a challenging year for the economy and the insurance industry, our associates met these challenges and delivered solid underwriting profits and strong investment returns. Their efforts enabled us to grow book value per share to an all time high. We do not expect significant improvement in the insurance market in 2010. However, we are excited about the opportunities we see to provide quality products and services to our customers and build value for our shareholders.”

The following tables present selected financial data from 2009 and 2008.

	Year Ended December 31,
(in thousands, except per share amounts)	2009	2008
Net income (loss) to shareholders	$201,638	$(58,767)

Comprehensive income (loss) to shareholders	$590,995	$(403,269)

Weighted average diluted shares	9,826	9,876

Diluted net income (loss) per share	$20.52	$(5.95)

(in thousands, except per share amounts)	December 31, 2009	December 31, 2008
Book value per common share outstanding	$282.55	$222.20

Common shares outstanding	9,819	9,814

The improvement in diluted net income per share during 2009 was primarily due to lower realized investment losses as a result of significantly less write downs for other-than-temporary declines in the estimated fair value of investments compared to 2008.

Comprehensive income to shareholders for 2009 was $591.0 million compared to comprehensive loss to shareholders of $403.3 million in 2008. This favorable movement was primarily due to a significant increase in net unrealized gains on investments during 2009 compared to a significant decline in net unrealized gains on investments during 2008.

	Combined Ratio Analysis
	Year Ended December 31,
	2009	2008
Excess and Surplus Lines	96%	92%
Specialty Admitted	99%	106%
London Insurance Market	91%	104%
Other Insurance (Discontinued Lines)	NM	NM

Consolidated	95%	99%

NM - Ratio is not meaningful. Further discussion of Other Insurance (Discontinued Lines) underwriting loss follows.

The decrease in the combined ratio was the result of better underwriting performance due in part to a benign hurricane season in 2009. Our 2008 underwriting results included $94.8 million, or 5 points, of underwriting loss related to Hurricanes Gustav and Ike (2008 Hurricanes). The 2009 combined ratio included approximately $33 million, or 2 points, of costs associated with the implementation of our One Markel initiative compared to approximately $20 million, or 1 point, for 2008. The combined ratio for 2009 included $235.3 million of favorable development on prior years’ loss reserves compared to $163.8 million in 2008.

The Excess and Surplus Lines segment’s combined ratio for the year ended December 31, 2009 was 96% compared to 92% (including 3 points of losses on the 2008 Hurricanes) in 2008. The combined ratio increased in 2009 due to a higher expense ratio and a higher current accident year loss ratio on non-catastrophe-exposed lines of business, which were partially offset by more favorable development of prior years’ loss reserves compared to 2008. The higher current accident year loss ratio in 2009 was due in part to higher than expected incurred losses during 2009 in certain professional liability programs, most notably our architects and engineers book of business, as a result of recent economic conditions. The Excess and Surplus Lines segment’s 2009 combined ratio included $130.8 million of favorable development on prior years’ loss reserves compared to $118.8 million in 2008. The redundancies on prior years’ loss reserves experienced within the Excess and Surplus Lines segment in 2009 and 2008 were primarily on our professional and products liability programs due to lower loss severity than originally anticipated.

The Specialty Admitted segment’s combined ratio for the year ended December 31, 2009 was 99% compared to 106% (including 5 points of losses on the 2008 Hurricanes) in 2008. Aside from the impact of the storms, the 2009 combined ratio benefited from a lower current accident year loss ratio and a lower expense ratio compared to 2008. In 2008, the current accident year loss ratio was adversely impacted by a greater than expected incidence of high severity property losses on specialty program business. Due to corrective actions taken during late 2008 and early 2009, we have not seen the same pattern of loss development on the 2009 accident year for this book of business. The lower expense ratio in 2009 was primarily due to our decision in the fourth quarter of 2008 to close the Markel Global Marine and Energy unit. The Specialty Admitted segment’s 2009 combined ratio included $0.3 million of adverse development on prior years’ loss reserves compared to $16.5 million of favorable development on prior years’ loss reserves in 2008.

The London Insurance Market segment’s combined ratio was 91% for the year ended December 31, 2009 compared to 104% (including 8 points of losses on the 2008 Hurricanes) in 2008. Aside from the impact of the storms, the improved combined ratio for 2009 was due to greater favorable development of prior years’ loss reserves. The London Insurance Market segment’s 2009 combined ratio included $108.1 million of favorable development on prior years’ loss reserves compared to $58.3 million in 2008. During 2009, actual incurred losses and loss adjustment expenses on reported claims for the 2003 to 2006 accident years were less than we expected in our actuarial analyses. This favorable experience occurred in a variety of programs across each of our divisions, most notably the professional liability programs in the Retail and Professional and Financial Risks divisions.

The Other Insurance (Discontinued Lines) segment produced an underwriting loss of $4.7 million for the year ended December 31, 2009 compared to an underwriting loss of $28.1 million in 2008. The underwriting loss in both 2009 and 2008 was primarily a result of loss reserve development on asbestos and environmental exposures. The Other Insurance (Discontinued Lines) segment’s underwriting loss for the year ended December 31, 2009 included $10.0 million of loss reserve development on asbestos and environmental exposures compared to $24.9 million in 2008. We complete an in-depth review of our asbestos and environmental exposures annually in the third quarter of each year. During our 2009 review, we increased our estimate of the number of claims that will ultimately be closed with an indemnity payment and, as a result, increased prior years’ loss reserves accordingly. During our 2008 review, we noted that claims had been closed with total indemnity payments that were higher than had been anticipated, and as a result of this higher than expected average severity on closed claims, our actuaries updated their average severity assumptions for both open claims and claims incurred but not yet reported. The underwriting loss related to asbestos and environmental reserve increases in 2009 was partially offset by favorable development of loss reserves in other discontinued lines of business included in this segment.

	Premium Analysis Year Ended December 31, (dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2009	2008	2009	2008
Excess and Surplus Lines	$962,702	$1,163,992	$940,098	$1,089,967
Specialty Admitted	301,827	355,061	303,897	315,764
London Insurance Market	641,226	693,138	572,438	615,828
Other Insurance (Discontinued Lines)	138	593	(598)	625

Total	$1,905,893	$2,212,784	$1,815,835	$2,022,184

Gross written premiums for the year ended December 31, 2009 decreased 14% compared to 2008. The decrease in 2009 was primarily due to continued competition across many of our product lines and the effects of the current economic environment. Premiums for many of our product lines are based upon our insureds’ revenues, gross receipts or payroll, which have been negatively impacted by the depressed levels of business activity that began in 2008. The decline in gross written premium in the Excess and Surplus Lines segment was also impacted by the transition to our regional underwriting model during the first half of 2009. Additionally, the effect of foreign currency exchange rate movements in the London Insurance Market segment accounted for two points of the decrease in gross written premiums for 2009 compared to 2008.

Net retention of gross premium volume was 90% for 2009 and 89% for 2008. Net retention of gross written premiums increased compared to 2008, which is consistent with our strategy to retain more of our profitable business.

Earned premiums for the year ended December 31, 2009 decreased 10% compared to 2008. The decrease in 2009 was primarily due to lower earned premiums in the Excess and Surplus Lines segment as a result of lower gross premium volume compared to 2008. Another contributing factor was the effect of foreign currency exchange rate movements in our London Insurance Market segment, which accounted for two points of the decrease in earned premiums for 2009 compared to 2008.

Net investment income for the year ended December 31, 2009 was $259.8 million compared to $282.1 million in 2008. The decrease in 2009 was primarily due to having lower yields and average invested assets compared to 2008. Our investment yield in 2009 declined compared to 2008 as we increased our allocation to short-term investments and cash and cash equivalents, while short-term interest rates declined. Additionally, dividend income in 2009 was lower than dividend income in 2008. For the year ended December 31, 2009, net investment income included a favorable change in the fair value of our credit default swap of $3.0 million compared to an adverse change of $13.7 million in 2008.

Net realized investment losses for the year ended December 31, 2009 were $96.1 million compared to $407.6 million in 2008. Net realized investment losses for 2009 included $90.0 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $339.2 million in 2008. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Invested assets were $7.8 billion at December 31, 2009 compared to $6.9 billion at December 31, 2008. Equity securities and investments in affiliates were $1.4 billion, or 18% of invested assets, at December 31, 2009 compared to $1.2 billion, or 17% of invested assets, at December 31, 2008. Net unrealized gains on investments, net of taxes, were $417.8 million at December 31, 2009 compared to $58.7 million at December 31, 2008. At December 31, 2009, we held securities with gross unrealized losses of $54.3 million, or less than 1% of invested assets.

Interest expense for the year ended December 31, 2009 increased to $54.0 million from $48.2 million in 2008. In September 2009, we issued $350 million of 7.125% unsecured senior notes.

The income tax benefit for the year ended December 31, 2009 was 2% of our income before income taxes, which differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income and tax benefits associated with our foreign operations. The income tax benefit for the year ended December 31, 2008 was 63% of our loss before income taxes, which differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income and foreign and other tax credits.

In October 2009, we acquired Elliott Special Risks, a Canadian managing general agent that provides insurance underwriting and administrative services to insurers, and Panel Specialists, Inc., a company based in Temple, Texas that manufactures panels, wall systems, casework, furniture and other related products. Additionally, in November 2009, we acquired a majority interest in Ellicott Dredge Enterprises, LLC, a manufacturer of dredging equipment for both domestic and international markets, which is headquartered in Baltimore, Maryland. Total consideration for these three acquisitions was approximately $150 million, and the related operating revenues and expenses are included in other revenues and other expenses in the consolidated statements of operations and comprehensive income (loss).

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” and “Safe Harbor and Cautionary Statement” in our 2008 Annual Report on Form 10-K or are included in the items listed below:

•

our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	we are legally required in certain instances to offer terrorism insurance and have attempted to manage our exposure; however, if there is a covered terrorist attack, we could sustain material losses;

•	the impact of the events of September 11, 2001 will depend on the resolution of on-going insurance coverage litigation and arbitrations;

•

the frequency and severity of catastrophic events is unpredictable and may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane or other adverse weather-related activity;

•

changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves;

•	the loss estimation process may become more uncertain if we experience a period of rising inflation;

•	the costs and availability of reinsurance may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

economic conditions, volatility in interest and foreign currency exchange rates and changes of market value in concentrated investments can have a significant impact on the fair value of fixed maturity and equity investments, as well as the carrying value of other assets and liabilities, and this impact is heightened by the recent levels of market volatility;

•

we cannot predict the extent and duration of the current economic recession; the effects of government intervention into the markets to address the recent financial crisis (including, among other things, financial stability and recovery initiatives; the government’s ownership interest in American International Group, Inc. and the restructuring of that company; potential regulatory changes affecting the insurance and financial services industries and the securities and derivatives markets; and changes in tax policy); and their combined impact on our industry, business and investment portfolio;

•

because of adverse conditions in the financial services industry, access to capital has generally become more difficult and/or more expensive, which may adversely affect our ability to take advantage of business opportunities as they may arise;

•	our One Markel initiative may take longer to implement and cost more than we anticipate and may not achieve some or all of its objectives;

•	we completed a number of acquisitions in late 2009 and may engage in additional acquisition activity in the future, which may increase operational and control risks for a period of time;

•	if we experience a pandemic or a localized catastrophic event in an area where we have offices, our business operations could be adversely affected;

•	loss of services of any executive officers could impact our operations; and

•	adverse changes in our assigned financial strength or debt ratings could impact our ability to attract and retain business or obtain capital.

Our premium volume and underwriting and investment results have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 4, 2010, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Monday, February 15, 2010, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Monday, February 15, 2010.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$454,977	$501,997	$1,815,835	$2,022,184
Net investment income	60,698	62,530	259,809	282,148
Net realized investment gains (losses):
Other-than-temporary impairment losses	(4,414)	(152,019)	(95,570)	(339,164)
Less other-than-temporary impairment losses recognized in other comprehensive income (loss)	376	—	5,620	—

Other-than-temporary impairment losses recognized in net income (loss)	(4,038)	(152,019)	(89,950)	(339,164)
Net realized investment gains (losses), excluding other-than-temporary impairment losses	8,327	(55,328)	(6,150)	(68,430)

Net realized investment gains (losses)	4,289	(207,347)	(96,100)	(407,594)

Other revenues	31,404	19,974	89,782	79,845

Total Operating Revenues	551,368	377,154	2,069,326	1,976,583

OPERATING EXPENSES
Losses and loss adjustment expenses	215,982	240,020	992,863	1,269,025

Underwriting, acquisition and insurance expenses	195,342	186,477	736,660	738,546
Amortization of intangible assets	2,357	1,504	6,698	5,742
Other expenses	27,546	18,612	80,499	74,889

Total Operating Expenses	441,227	446,613	1,816,720	2,088,202

Operating Income (Loss)	110,141	(69,459)	252,606	(111,619)
Interest expense	18,030	11,781	53,969	48,210

Income (Loss) Before Income Taxes	92,111	(81,240)	198,637	(159,829)
Income tax benefit	(1,631)	(48,630)	(3,782)	(101,395)

Net Income (Loss)	$93,742	$(32,610)	$202,419	$(58,434)

Less net income attributable to noncontrolling interests	386	100	781	333

Net Income (Loss) to Shareholders	$93,356	$(32,710)	$201,638	$(58,767)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on investments, net of taxes:
Net holding gains (losses) arising during the period	$(13,101)	$(220,464)	$326,959	$(594,767)
Unrealized other-than-temporary impairment losses on fixed maturities arising during the period, net of taxes	1,512	—	(5,405)	—
Less reclassification adjustments for net (losses) included in net income (loss)	(3,732)	134,315	52,883	264,898

Change in net unrealized gains on investments, net of taxes	(15,321)	(86,149)	374,437	(329,869)
Change in currency translation adjustments, net of taxes	5,354	(4,513)	19,239	(7,893)
Change in net actuarial pension loss, net of taxes	(2,075)	(7,488)	(4,268)	(6,740)

Total Other Comprehensive Income (Loss)	(12,042)	(98,150)	389,408	(344,502)

Comprehensive Income (Loss)	$81,700	$(130,760)	$591,827	$(402,936)

Less comprehensive income attributable to noncontrolling interests	437	100	832	333
Comprehensive Income (Loss) to Shareholders	$81,263	$(130,860)	$590,995	$(403,269)

NET INCOME (LOSS) PER SHARE
Basic	$9.51	$(3.33)	$20.54	$(5.95)
Diluted	$9.49	$(3.33)	$20.52	$(5.95)

Selected Data

	December 31,
(dollars and shares in thousands, except per share data)	2009	2008
Total investments and cash and cash equivalents	$7,848,673	$6,892,806
Reinsurance recoverable on paid and unpaid losses	952,145	1,098,748
Goodwill and intangible assets	502,833	361,424
Total assets	10,241,896	9,512,054
Unpaid losses and loss adjustment expenses	5,427,096	5,492,339
Unearned premiums	717,728	827,888
Senior long-term debt and other debt	963,648	694,409
Total shareholders’ equity	2,774,360	2,180,674
Book value per share	$282.55	$222.20
Common shares outstanding	9,819	9,814

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2009 and 2008

Segment Gross Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2009	2008	(dollars in thousands)	2009	2008
$222,217	$254,961	Excess and Surplus Lines	$962,702	$1,163,992
75,130	88,823	Specialty Admitted	301,827	355,061
131,259	121,319	London Insurance Market	641,226	693,138
(1)	120	Other Insurance (Discontinued Lines)	138	593

$428,605	$465,223	Consolidated	$1,905,893	$2,212,784

Segment Net Written Premiums
Quarter Ended December 31,			Year Ended December 31,
2009	2008	(dollars in thousands)	2009	2008
$203,458	$228,910	Excess and Surplus Lines	$869,695	$1,028,816
70,259	79,027	Specialty Admitted	279,266	321,109
115,947	117,799	London Insurance Market	566,046	617,946
(458)	472	Other Insurance (Discontinued Lines)	(598)	625

$389,206	$426,208	Consolidated	$1,714,409	$1,968,496

Segment Revenues
Quarter Ended December 31,			Year Ended December 31,
2009	2008	(dollars in thousands)	2009	2008
$222,645	$263,111	Excess and Surplus Lines	$940,098	$1,089,967
76,952	81,610	Specialty Admitted	303,897	315,764
155,838	156,806	London Insurance Market	572,438	615,828
(458)	470	Other Insurance (Discontinued Lines)	(598)	625
64,987	(144,817)	Investing	163,709	(125,446)
31,404	19,974	Other	89,782	79,845

$551,368	$377,154	Consolidated	$2,069,326	$1,976,583

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income (Loss)
Quarter Ended December 31,			Year Ended December 31,
2009	2008	(dollars in thousands)	2009	2008
$19,107	$59,230	Excess and Surplus Lines	$36,242	$88,162
749	(2,405)	Specialty Admitted	2,324	(18,235)
23,215	23,144	London Insurance Market	52,462	(27,259)
582	(4,469)	Other Insurance (Discontinued Lines)	(4,716)	(28,055)
64,987	(144,817)	Investing	163,709	(125,446)
3,858	1,362	Other	9,283	4,956
(2,357)	(1,504)	Amortization of Intangible Assets	(6,698)	(5,742)

$110,141	$(69,459)	Consolidated	$252,606	$(111,619)

Combined Ratios
Quarter Ended December 31,			Year Ended December 31,
2009	2008		2009	2008
91%	77%	Excess and Surplus Lines	96%	92%
99%	103%	Specialty Admitted	99%	106%
85%	85%	London Insurance Market	91%	104%

90%	85%	Consolidated	95%	99%

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